Exhibit 99

NewsRelease	[LOGO]

NYSE: MMP

Date:	Oct. 27, 2003

Contact:	Paula Farrell
(918) 573-9233
paula.farrell@magellanlp.com

Magellan Midstream Partners Reports Third-Quarter Results

Increases Earnings Guidance for Year

TULSA, Okla.—Magellan Midstream Partners, L.P. (NYSE: MMP) today announced third-quarter 2003 operating profit of $31.8 million, which reflects $0.4 million of transition costs and a $2.7 million non-cash charge related to a new organizational structure associated with the June sale by Williams (NYSE:WMB) of its majority interest in the partnership to a new entity owned jointly by Madison Dearborn Partners and Carlyle/Riverstone. Excluding these items, third-quarter 2003 operating profit was $34.9 million compared with $34.3 million in 2002.

Net income for third-quarter 2003 was $22.3 million, or $25.4 million excluding the transition costs and the charge associated with the new organizational structure, compared with $25.8 million in 2002. A reconciliation of reported operating profit and net income to operating profit and net income excluding these items accompanies this release.

An analysis of quarter-to-quarter variances by segment is provided below based on operating margin, which is a non-GAAP measure reflecting operating profit before general and administrative expenses and depreciation. A reconciliation of operating margin to operating profit accompanies this release.

Petroleum products pipeline system operating margin increased by $1.3 million. Revenues improved due to increases in transportation volumes and the acquisition of a refined products management business during July 2003. The transportation volume increase during the current period was primarily due to short-term refinery production decreases in the mid-continent region of the U.S. These production decreases, which reduced supply to competing pipeline systems, resulted in substitute volumes from alternative sources moving through the partnership’s system. Also contributing to the volume increase was the overall strength in market demand for distillates. Partially offsetting the improvement in revenues were increased expenses associated with the partnership’s ongoing system integrity program, the settlement of a product measurement discrepancy and higher power costs.

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Magellan Midstream Partners Announces Third-Quarter Results

Petroleum products terminals operating margin declined by $1.4 million. Lower marine storage revenues and the book write-off of a tank that was removed from service were partially offset by reduced maintenance expenses and increased inland terminals throughput. Marine storage revenues were down primarily due to a market condition where future prices for products are less than current market prices (which can result in customers selling products instead of storing the products for future use) and an overall high degree of market uncertainty about future petroleum prices.

Ammonia pipeline system operating margin increased by $1.5 million due to higher transportation volumes. Volumes in third-quarter 2002 were negatively impacted by the bankruptcy of an ammonia shipper. A new customer has replaced the shipper who declared bankruptcy.

The partnership’s general and administrative (“G&A”) expenses increased by $4.0 million primarily because of the transition costs and a $2.7 million charge due to a new organizational structure associated with the sale by Williams of its interests in the partnership. The partnership’s G&A expenses, excluding equity-based incentive compensation and transition costs, are capped under an agreement with its general partner. Historically, the partnership recognized expenses equal to the capped amount and, due to the organizational structure in place at the time, was not required under applicable accounting rules to record G&A expenses for costs above the cap that were paid by the general partner.

With the new organizational structure, the partnership will now record all G&A as a partnership expense, including the amount paid by the owners of the general partner. The G&A costs recorded as a third-quarter 2003 partnership expense that will be paid by the owners of the general partner total $2.7 million. These costs do not impact the partnership’s cash generation or its limited partner earnings per unit.

Net interest expense increased during the current period by $2.5 million reflecting higher interest rates associated with long-term debt placed in late 2002. The long-term debt replaced short-term financing used to purchase the petroleum products pipeline system in April 2002. The increase in interest expense was partially offset by a $1.4 million reduction in debt placement fee amortization.

Diluted earnings per unit were 84 cents for third-quarter 2003 compared with 90 cents for the same period in 2002. The weighted average number of limited partner units outstanding on a diluted basis was 27.2 million for both periods.

“Better than expected profits from our ammonia business, from a small acquisition at the beginning of the quarter and from the sale of fractionated transmix resulted in performance that exceeded analyst expectations,” said Don Wellendorf, chief executive officer. “Overall, our assets continue to perform well despite challenging market conditions in our marine terminal business.”

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Magellan Midstream Partners Announces Third-Quarter Results

For the nine months ended Sept. 30, 2003, operating profit was $98.0 million, or $109.7 million excluding $8.8 million in transition costs and a $2.9 million non-cash charge related to the new organizational structure as outlined on the accompanying schedule, compared with $99.7 million in 2002. Net income for the 2003 period was $70.2 million, or $81.9 million excluding these items, compared with $71.6 million in 2002.

Diluted earnings per limited partner unit for the 2003 period were $2.58, or $2.82 excluding the 24 cents of transition costs, compared with $2.75 in 2002, with an average number of limited partner units outstanding of 27.2 million and 20.2 million for 2003 and 2002, respectively. The number of units increased between periods due to equity issuances during second-quarter 2002 associated with the financing of the petroleum products pipeline system.

Management continues to expect earnings per unit between 71 and 73 cents for the fourth quarter. Transition costs are not expected to impact earnings per unit during the fourth quarter. Adding management’s guidance for the fourth quarter to the partnership’s actual earnings through the third quarter results in an increase in guidance for the full year to between $3.53 and $3.55 excluding transition costs. Previous guidance was between $3.45 and $3.50. Current analyst expectations for 2003 average $3.52 excluding transition costs.

An analyst call with management regarding third-quarter 2003 earnings is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 289-0468 and provide code 387391. International callers should dial (913) 981-5517 and provide the same code. Investors also may listen to the call via the partnership’s web site at www.magellanlp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Oct. 31. To access the replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The access replay code is 387391. The replay also will be available at www.magellanlp.com.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P., formerly Williams Energy Partners L.P., is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at www.magellanlp.com.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Transportation and terminals revenues:
Third party	$85,386	$97,785	$240,940	$268,093
Affiliate	8,560	—	24,966	13,122
Product sales revenues:
Third party	13,310	24,391	29,941	67,811
Affiliate	6,120	—	24,091	790
Affiliate management fee revenues	—	—	210	—

Total revenues	113,376	122,176	320,148	349,816
Costs and expenses:
Operating	42,317	46,535	111,328	122,244
Environmental	11,121	7,186	13,591	9,137
Environmental reimbursement	(10,929)	(7,358)	(12,052)	(8,616)
Product purchases	18,039	21,170	48,463	61,021
Depreciation and amortization	8,753	8,994	26,345	27,256
Affiliate general and administrative	9,776	13,802	32,731	40,725

Total costs and expenses	79,077	90,329	220,406	251,767

Operating profit	34,299	31,847	99,742	98,049
Interest expense:
Affiliate interest expense	—	—	407	—
Other interest expense	6,467	9,734	14,190	27,264
Interest income	(192)	(996)	(937)	(1,550)
Debt placement fee amortization	2,191	838	7,221	2,147
Other income	—	—	(1,048)	—

Income before income taxes	25,833	22,271	79,909	70,188
Provision for income taxes	—	—	8,322	—

Net income	$25,833	$22,271	$71,587	$70,188

Allocation of net income:
Portion applicable to period after April 11, 2002 as it related to the operations of the petroleum products pipeline system:
Limited partners’ interest	$24,428	$22,705	$55,414	$70,211
General partner’s interest	1,405	(434)	2,728	(23)

Portion applicable to partners’ interests	25,833	22,271	58,142	70,188
Portion applicable to non-partnership interests	—	—	13,445	—

Net income	$25,833	$22,271	$71,587	$70,188

Basic net income per limited partner unit	$0.90	$0.84	$2.75	$2.58

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	27,190	27,190	20,131	27,190

Diluted net income per limited partner unit	$0.90	$0.84	$2.75	$2.58

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	27,247	27,190	20,185	27,233

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Petroleum products pipeline system:
Transportation revenue per barrel shipped (cents per barrel)	98.2	97.9	94.3	98.6
Transportation barrels shipped (million barrels)	60.5	63.6	172.1	175.3
Barrel miles (billions)	19.4	19.8	52.1	53.1
Petroleum products terminals:
Marine terminal average storage capacity utilized per month (million barrels)	16.3	14.7	16.3	15.3
Marine terminal throughput (million barrels)	5.4	6.0	15.8	16.4
Inland terminal throughput (million barrels)	14.5	16.9	43.6	45.2
Ammonia pipeline system:
Volume shipped (thousand tons)	87	173	478	409

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGINS

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Petroleum products pipeline system:
Transportation and terminals revenues	$72,579	$75,675	$198,541	$212,741
Less: Operating expenses	32,219	36,811	83,488	93,473
Environmental expenses	11,801	6,494	14,271	8,304
Environmental expenses reimbursement	(11,605)	(6,666)	(12,728)	(7,765)

Transportation and terminals margin	40,164	39,036	113,510	118,729
Product sales revenues	18,716	23,869	52,810	64,773
Less: Product purchases	18,039	20,734	48,463	59,748

Product margin	677	3,135	4,347	5,025

Management fee revenue	—	—	210	—

Operating margin	$40,841	$42,171	$118,067	$123,754

Petroleum products terminals:
Transportation and terminals revenues	$19,643	$18,825	$58,743	$60,104
Less: Operating expenses	9,254	9,227	24,768	26,055
Environmental expenses	(768)	491	(768)	389
Environmental expenses reimbursement	768	(491)	768	(359)

Transportation and terminals margin	10,389	9,598	33,975	34,019
Product sales revenues	714	522	1,222	3,828
Less: Product purchases	—	436	—	1,273

Product margin	714	86	1,222	2,555

Operating margin	$11,103	$9,684	$35,197	$36,574

Ammonia pipeline system:
Total revenues	$1,724	$3,285	$8,622	$8,370
Less: Operating expenses	844	930	3,072	3,149
Environmental expenses	88	201	88	444
Environmental expenses reimbursement	(92)	(201)	(92)	(492)

Operating margin	$884	$2,355	$5,554	$5,269

Segment operating margin	$52,828	$54,210	$158,818	$165,597
Add: Allocated corporate depreciation costs	—	433	—	433

Total operating margin	52,828	54,643	158,818	166,030
Less: Depreciation and amortization	8,753	8,994	26,345	27,256
General and administrative expenses	9,776	13,802	32,731	40,725

Total operating profit	$34,299	$31,847	$99,742	$98,049

MAGELLAN MIDSTREAM PARTNERS, L.P.

RECONCILIATION OF EARNINGS

EXCLUDING TRANSITION COSTS AND G&A IN EXCESS OF CAP

(In millions, except per unit amounts)

(Unaudited)

	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2003
Operating Profit Reconciliation:
Operating profit, as reported	$31.8	$98.0
Items impacting earnings per unit:
Transition Costs:
Operating expenses:
Paid-time-off benefits:
Petroleum products pipeline system	—	2.5
Petroleum products terminals	(0.1)	0.9

Total operating expense	(0.1)	3.4
General and administrative (G&A):
Incentive compensation early vesting	(0.6)	2.3
Separation from Williams	0.8	1.4

Total G&A	0.2	3.7

Total items impacting earnings per unit	0.1	7.1

Items not impacting earnings per unit:
Transition costs: G&A paid-time-off benefits	0.3	1.7
G&A in excess of cap	2.7	2.9

Total items not impacting earnings per unit	3.0	4.6

Operating profit excluding transition costs and G&A in excess of cap	$34.9	$109.7

Net Income Reconciliation:
Net Income, as reported	$22.3	$70.2

Diluted earnings per unit, as reported	$0.84	$2.58

Items impacting earnings per unit:
Transition Costs:
Operating expenses:
Paid-time-off benefits:
Petroleum products pipeline system	—	2.5
Petroleum products terminals	(0.1)	0.9

Total operating expense	(0.1)	3.4
G&A:
Incentive compensation early vesting	(0.6)	2.3
Separation from Williams	0.8	1.4

Total G&A	0.2	3.7

Total items impacting earnings per unit	0.1	7.1

Items not impacting earnings per unit:
Transition costs: G&A paid-time-off benefits	0.3	1.7
G&A in excess of cap	2.7	2.9

Total items not impacting earnings per unit	3.0	4.6

Net income excluding transition costs and G&A in excess of cap	$25.4	$81.9

Diluted earnings per unit excluding transition costs and G&A in excess of cap	$0.84	$2.82